Exhibit 0.1

 PURCHASE AGREEMENT


          PURCHASE AGREEMENT dated as of May 14, 1996 (the "Agreement"), by and among Bernhard D. Gershuny (the "Seller"), and Ballantrae Partners, L.L.C., a Delaware Limited Liability Company (the "Purchaser") and Stephen F. Dubord, as Trustee (the "Trustee") under the Non-Voting Trust Indenture dated February 3, 1987 (the "Trust").


W I T N E S S E T H:


          WHEREAS, the Trust owns of record 810,000 shares (the
"Trust Shares") of Common Stock, par value $1.00 per share of North East Insurance Company, a Maine corporation (the
"Corporation");

          WHEREAS, the Seller owns of record a Trust Certificate for Capital Stock (the "Trust Certificate") relating to the Trust
Shares held by the Trust;

          WHEREAS, simultaneously herewith the Purchaser is entering into a Purchase Agreement with the Official Committee of Unsecured Creditors of American Motor Club, Inc. to acquire approximately 215,000 shares of Common Stock of the Corporation; and

          WHEREAS, the Seller desires to sell, and the Purchaser desires to acquire, the Trust Certificate and the underlying
Trust Shares upon the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


ARTICLE 1

PURCHASE AND SALE

          1.1 Closing. Upon the terms and subject to the conditions hereof, the closing of the purchase and sale of the Trust Certificate as set forth herein (herein referred to as the "Closing") shall take place at the offices of Drummond, Woodsum & Macmahon, 245 Commercial Street, Portland, Maine 04104 on the date after all of the conditions to the obligations of the parties hereunder have been satisfied or waived or at such other time or place as the parties hereto shall agree (the "Closing Date").

          1.2  Purchase Price.

               (a) Subject to the terms and conditions of this Agreement, the Seller shall sell, assign, transfer and convey to the Purchaser, and the Purchaser shall purchase from the Seller,
(i) the Trust Certificate and (ii) the Seller's interest in the Trust and the Trust Shares, free and clear of all liens, charges, pledges, security interests, encumbrances, restrictions and claims of any kind whatsoever, for an aggregate initial purchase price of $500,000 (the "Initial Purchase Price") plus the Seller fees of (x) Marden, Dubord and Stevens ("MDS"), (y) Rochman, Platzer and Fallick ("RPF"), and (z) Preti, Flaherty, Beliveau & Pachios ("PFBP") not to exceed $30,000 in the aggregate (collectively, the "Seller Fees"). No later than three business days after the execution of this Agreement, Purchaser shall deposit in escrow its certified check or wire transfer in the amount of $500,000 (the "Escrow Deposit") pursuant to an agreement substantially similar to the Form of Escrow Agreement attached as Exhibit A hereto and Purchaser shall pay $7,500 of Seller Fees to RPF. The Escrow Deposit shall be credited against the Initial Purchase Price at the Closing and in the event the Closing does not occur shall be returned to the Purchaser together with any interest thereon. Any interest on the Escrow Deposit shall be paid to the Purchaser on a monthly basis.

               (b)   After the Closing and subject to the
conditions set forth in Section 6.1, upon (i) the approval of the Bureau of Insurance of the State of Maine, the New York State Insurance Department and any other applicable regulatory authority of the transfer of the Trust Shares to the Purchaser and (ii) the delivery of the Trust Shares to the Purchaser, free and clear of all liens, charges, pledges, security interests, encumbrances, restrictions and claims of any kind whatsoever in accordance with the terms of the Trust and (iii) reasonable assurances from the Corporation to the Purchaser that the Trust Shares will be registered in the Purchaser's name upon presentation to the Corporation's transfer agent, the Purchaser shall deliver to the Seller an additional $330,500 less reasonable expenses (including legal and accounting fees) incurred by the Purchaser in connection with the transactions contemplated hereunder, but not to exceed $70,000 (which $70,000 shall include amounts paid to Jonathan Rosner in connection
herewith) (the "Contingent Purchase Price").   The date that the
events set forth in clauses (i), (ii) and (iii) of the previous sentence shall have occurred shall be referred to herein as the "Approval Date."

          1.3  Deliveries on the Closing Date.

               (a) Delivery of the Trust Certificate shall be made by the Seller at the Closing by delivering to the Purchaser the Trust Certificate endorsed for transfer in blank or accompanied by a stock power duly endorsed in blank and with any requisite documentary or stock transfer tax stamps affixed thereto.

               (b) The Purchaser (through the Escrow Agent for the Escrow Deposit) shall deliver the Initial Purchase Price to the Seller at the Closing by wire transfer to an account designated by the Seller in immediately available funds in an amount equal to $500,000. The Purchaser shall make payment of the Seller Fees directly to MDS and PFBP by wire transfer at the Closing.

               (c) Upon presentation of the Trust Certificate to the Trustee by the Purchaser, the Trustee shall issue a new trust certificate to the Purchaser registered in the name of the Purchaser.

          1.4  Deliveries on the Approval Date.

               (a) Delivery of the Trust Shares shall be made by the Trustee on the Approval Date by delivering to the Purchaser the certificates representing the Trust Shares duly endorsed for transfer in blank or accompanied by a stock power duly endorsed in blank and with any requisite documentary or stock transfer tax stamps affixed thereto.

               (b)  The Purchaser shall deliver the Contingent
Purchase Price to the Seller's designees (as set forth in Exhibit
B hereto) on the Approval Date in immediately available funds.

          1.5  Escrow Deposit

               (a) Upon the Closing, Escrow Deposit shall be delivered to the Purchaser and credited against the amount of the Initial Purchase Price.

               (b) In the event that the Closing shall not have occurred by December 31, 1996 or this Agreement is terminated for any reason, the amount of the Escrow Deposit shall be returned to the Purchaser together with any accrued but unpaid interest thereon.

          1.6 Further Documentation. Each of the Seller, the Purchaser and the Trustee shall deliver all other documents, instruments and writings reasonably required to be delivered by either of them at or prior to the Closing Date or the Approval Date pursuant to this Agreement or as otherwise required herein.


ARTICLE 2

REPRESENTATIONS OF THE SELLER

          The Seller hereby represents and warrants to the Purchaser as follows:

          2.1 Authorization. The Seller has the power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. No other action on the part of the Seller is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except that: (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          2.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate, or constitute a default under, any license, permit or agreement to which the Seller is a party, or by which the Seller is bound; or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body by which the Seller is bound.

          2.3 Litigation. Except as set forth on Schedule 2.3 hereto, there are no actions, suits or other proceedings pending or, to the best of the Seller's knowledge, threatened against the Seller or the Corporation in any court or before any governmental commission, board or authority, nor is the Seller or the Corporation a named subject of any order or decree of any court or judicial body, which in either case with respect to the Seller, would have a material adverse effect on the Seller's ability to perform its obligations under this Agreement.

          2.4  Consents.  Except for the items as set forth in
Schedule 2.4 hereto, no consent, approval, authorization or order of, or registration or filing with, any court or governmental agency or body (U.S. or foreign) or other third party is required in connection with the execution, delivery or performance by the Seller or the Corporation of this Agreement.

          2.5 Capitalization. The authorized capital stock of the Corporation consists of 6,000,000 shares of Common Stock, of which 2,992,314 shares have been issued and are outstanding on the date hereof. The Trust Certificate and the Trust Shares are free and clear of all liens, charges, security interests, pledges or encumbrances of any kind. The Trust Shares have been duly and validly issued and are fully paid and nonassessable. There are no subscriptions, warrants, options, calls, commitments or agreements to which the Corporation or the Seller are bound related to the Trust Certificate or the Trust Shares.

          2.6 Compliance. Except as set forth in Schedule 2.6 hereto, to the best of the Seller's knowledge after due inquiry, the Seller is in compliance with all statutes, ordinances, regulations and orders relating to the ownership of the Trust Certificate and the Trust Shares.

          2.7 Broker's and Finder's Fees. The Seller is not obligated to pay, nor has he retained any broker or finder or other person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee based on any agreement or undertaking made by the Seller in connection with the transactions contemplated by this Agreement.


ARTICLE 3

REPRESENTATIONS OF THE PURCHASER

          The Purchaser hereby represents and warrants to the Seller as follows:

          3.1  Corporate Organization.  The Purchaser is a
Limited Liability Company duly organized and validly existing under the laws of the State of Delaware.

          3.2 Authorization. The Purchaser has the power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors or the Manager of the Purchaser has approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement and no other proceedings on the part of the Purchaser are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except that: (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          3.3 No Violation. Subject to the receipt of the consents referenced in Section 3.4 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provisions of the organizational documents of the Purchaser; (b) violate, or constitute a default under, any agreement to which the Purchaser is a party, or by which the Purchaser is bound, except such violations or defaults as would not have a material adverse effect on the Purchaser; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body by which the Purchaser is bound, except such violations as would not have a material ad-verse effect on the Purchaser.

          3.4 Consents. Except as set forth in Schedule 2.4 hereto, no consent, approval, authorization or order of or registration or filing with, any court or governmental agency or body or other third party is required in connection with the execution, delivery or performance by the Purchaser of this Agreement.

          3.5 Broker's and Finder's Fees. The Purchaser is not obligated to pay, and has not retained any broker or finder or other person who is entitled to, any broker's or finder's fee or any other commission or financial advisory fee based on any agreement or undertaking made by the Purchaser in connection with the transactions contemplated by this Agreement.

          3.6 Restrictions on Transfer. The Purchaser understands and agrees that the Trust Certificate and the Trust Shares have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state (collectively, "Securities Acts"), and may not be resold unless permitted under applicable exemptions contained in such Securities Acts or upon satisfaction of the registration or qualification requirements of such Securities Acts. The Purchaser acknowledges that it must bear the economic risk of its investment in the Shares for an indefinite period of time since the Shares have not been registered or qualified under such Securities Acts and, therefore, cannot be sold unless they are subsequently registered or exemptions from registration or qualification are available.

          3.7  Qualification of the Purchaser.

               (a)  The Purchaser is acquiring the Trust
Certificate and the Trust Shares for investment purposes only, for its own account, not as nominee or agent for any other person, firm or corporation, and not with a view to, or for resale in connection with, a distribution or public offering thereof within the meaning of such Securities Acts.

               (b) The Purchaser has no agreement, understanding or arrangement with any other person, and has no intention of entering into any such agreement, understanding or arrangement, to sell, transfer or assign, in violation of any state or federal securities law, any or all of the Trust Shares which would permit any person, in violation of any state or federal securities law, to participate in or otherwise be entitled to any rights or interests as owner of any of the Trust Shares.

               (c) The Purchaser has knowledge and experience in financial and business matters, is capable of evaluating the merits and risks of its investment in Trust Certificate and the Trust Shares, and is able to bear the economic risks inherent in its investment in the Trust Shares.


ARTICLE 4

REPRESENTATIONS OF THE TRUST

          The Trust hereby represents and warrants to the Purchaser and the Seller as follows:

          4.1 No Representations. The Trust and the Trustee make no representations whatsoever to the Purchaser or the Seller with regard to the transaction contemplated herein. The Purchaser and the Seller hereby acknowledge that they have not relied upon any representation of the Trust or the Trustee and have satisfied themselves with regard to all aspects of the transaction contemplated hereby as a result of their own due diligence investigations and are completely relying upon their respective counsels with regard to the legality of all of the actions and transactions contemplated hereby.


ARTICLE 5

COVENANTS AND AGREEMENTS

          5.1  Approval of Corporation.  The Seller and the
Purchaser will each take all steps required to seek the approval of this Agreement and the transactions contemplated hereby by the Board of Directors of the Corporation.

          5.2 Filings and Consents. After the execution hereof, each of the Seller, the Trustee and the Purchaser: (i) shall promptly prepare and make any required filings with, and shall thereafter promptly make any required submissions to the Bureau of Insurance of the State of Maine, the New York State Insurance Department, the United States Bankruptcy Court for the Eastern District of New York and any other applicable regulatory authority; and (ii) shall use its best efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement.

          5.3 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to satisfy the conditions set forth in
Article 6 hereof insofar as such matters are within its control, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.


ARTICLE 6

CLOSING CONDITIONS

          6.1 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to deliver the Initial Purchase Price at the Closing (and the Contingent Purchase Price on the Approval
Date) is subject to satisfaction of the following conditions precedent, any or all of which may be waived in writing by the Purchaser at its sole discretion:

               (a) The representations and warranties of the Seller and the Trustee contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date (except for changes therein contemplated or permitted by this Agreement);

               (b)  The Seller and the Trustee shall have
performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing;

               (c) No action, suit or proceeding against the Corporation, Trust, the Seller or the Purchaser relating to the consummation of any of the transactions contemplated in this Agreement or any governmental action seeking to delay or enjoin any such transaction shall be pending;

               (d)  The Purchaser and the Seller shall have
received all consents, licenses and approvals required in connection with the execution, delivery, performance, validity and enforceability of this Agreement (including, without limitation, any approvals required under the rules and regulations of the Bureau of Insurance of the State of Maine, the New York State Insurance Department and any other applicable regulatory authority relating to the transfer of the Trust Certificate and the Trust Shares);

               (e) The Purchaser shall have determined (in its sole discretion) that the provisions of Sections 910 and 611-A of the Maine Business Corporation Act (including, without limitation, that the Purchaser shall not be subject to any restrictions thereunder) and any other anti-takeover statute are inapplicable to the Purchaser or the acquisition of the Trust Certificate and the Trust Shares;

               (f)  The United States Bankruptcy Court for the
Eastern District of New York shall have approved this Agreement and the transactions contemplated hereunder and such approval shall be final and nonappealable; and

               (g) The Seller shall have furnished the Purchaser with such certificates to evidence compliance with the terms of this Section 6.1 as may be reasonably requested by the Purchaser.

          6.2 Conditions to Obligations of the Seller. The obligation of the Seller to deliver the Trust Certificate at the Closing is subject to the satisfaction of the following conditions precedent, any or all of which may be waived in writing by the Seller at its sole discretion:

               (a) The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date (except for changes therein contemplated or permitted by this Agreement);

               (b)  The Purchaser shall have performed and
complied with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing;

               (c)  The United States Bankruptcy Court for the
Eastern District of New York shall have approved this Agreement and the transactions contemplated hereunder and such approval shall be final and non-appealable.

               (d) No action, suit or proceeding against the Corporation, the Trustee, the Seller or the Purchaser relating to the consummation of any of the transactions contemplated in this Agreement, or any governmental action seeking to delay or enjoin any such transaction, shall be pending; and

               (e) The Purchaser shall have furnished the Seller with such certificates of its officers and others to evidence compliance with the conditions of this Section 6.2 as may be reasonably requested by the Seller.



ARTICLE 7

INDEMNIFICATION AND ASSUMPTION OF CERTAIN LIABILITIES

          7.1  Indemnification.

               (a) The Seller hereby agrees to indemnify and hold the Purchaser harmless from any costs, including reasonable attorneys' fees, demands, claims, actions or causes of action, assessments, deficiencies, losses, damages, liabilities, ex-penses, judgments or amounts paid in settlement, imposed upon or incurred by the Purchaser as a result of (i) any breach by the Seller of any representation or warranty contained in Article 2 of this Agreement or in any agreement made pursuant to this Agreement; (ii) a failure by the Seller to perform in any material respect any covenant or agreement required to be performed by it under this Agreement; or (iii) the transactions contemplated hereunder;

               (b) The Purchaser hereby agrees to indemnify and hold the Seller harmless from any costs, including reasonable attorneys' fees, demands, claims, actions or causes of action, assessments, deficiencies, losses, damages, liabilities, expenses, judgments or amounts paid in settlement, imposed upon or incurred by the Seller as a result of (i) any breach by the Purchaser of any representation or warranty contained in Article 3 of this Agreement or in any agreement made pursuant to this Agreement; or (ii) a failure by the Purchaser to perform in any material respect a covenant or agreement required to be performed by it under this Agreement;

               (c) In either the case of paragraphs (a) or (b) of this Section 7.1, the indemnifying party shall be entitled to participate at its own expense in or undertake the defense of any litigation arising out of any third party claim for which it may be obligated to indemnify the Purchaser or the Seller (as the case may be) pursuant to this Section 7.1 and such indemnifying party's written consent shall be required before entering into any settlement or compromise or consenting to the entry of any judgment with respect to any matter for which such indemnifying party would be liable pursuant to this Section 7.1.

          7.2 Subrogation. Following indemnification as provided in Section 7.1, the indemnifying party shall be subrogated to all rights of the indemnified party with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made.

          7.3 Trustee Indemnification. (a) The Seller hereby agrees to indemnify and hold the Trust and Trustee harmless from any costs, including reasonable attorneys' fees, demands, claims, actions or causes of action, assessments, deficiencies, losses, damages, liabilities, expenses, judgments or amounts paid in settlement, imposed upon or incurred by the Trust and or Trustee as a result of the transfer of the Trust Certificate from the Seller to the Purchaser.

               (b)  To the extent that the Trustee is not
otherwise entitled to indemnification (x) from the Corporation or the Seller under the Trust or (y) from the Seller hereunder as a result of the transfer of the Trust Certificate from the Seller to the Purchaser, the Purchaser agrees to indemnify and hold the Trustee harmless from any costs, including reasonable attorneys' fees, demands, claims, actions or causes of actions, assessments, deficiencies, losses, damages, liabilities, expenses, judgment or amounts paid in settlement, imposed upon or incurred by the Trustee as a result of the transfer of the Trust Certificate from the Seller to the Purchaser, excepting only for fraud and/or willful, wanton or reckless conduct.


ARTICLE 8

TERMINATION

          8.1  Termination Prior to the Closing Date.  This
Agreement may be terminated and abandoned at any time prior to the Closing Date:

               (a) by the mutual consent of the Seller and the Purchaser;

               (b) by the Seller or the Purchaser in the event the Closing has not occurred by December 31, 1996;

               (c) by the Seller, if there has been a material violation or breach by the Purchaser of any agreement, covenant, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Seller impossible and such violation or breach has not been waived in writing by the Seller;

               (d) by Purchaser, if there has been a material violation or breach by the Seller or the Trust of any agreement, covenant, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Purchaser impossible and such violation or breach has not been waived in writing by the Purchaser; or

               (e) by Purchaser, if the acquisition of the Trust Certificate or the Trust Shares is disapproved by the Bureau of Insurance of the State of Maine, the New York State Insurance Department, the United States Bankruptcy Court for the Eastern District of New York or any other applicable regulatory authority.

          8.2  Termination Prior to the Approval Date.  This
Agreement may be terminated at any time prior to the Approval
Date:

               (a)  by the Purchaser in the event that the
Approval Date has not occurred by December 31, 1996;

               (b) by the Seller, if there has been a material violation or breach by the Purchaser of any agreement, covenant, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Seller impossible and such violation or breach has not been waived in writing by the Seller;

               (c) by Purchaser, if there has been a material violation or breach by the Seller or the Trust of any agreement, covenant, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Purchaser impossible and such violation or breach has not been waived in writing by the Purchaser; or

               (d) by Purchaser, if the acquisition of the Trust Shares is disapproved by the Bureau of Insurance of the State of Maine, the New York State Insurance Department, the United States Bankruptcy Court for the Eastern District of New York and any other applicable regulatory authority.

          8.3 Effect of Section 8.1 Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof:

               (a) each party will redeliver all documents, work papers and other material, and all copies thereof, of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

               (b) all non-public information received by the Purchaser with respect to the Seller or the Corporation shall be treated as confidential and shall not be used in any way by the Purchaser or revealed to any third party without the prior written consent of the Seller;

               (c) this Agreement shall thereafter become void and have no effect, except that nothing herein shall relieve any party from liability from any breach of its obligations under this Agreement which occurs prior to the termination of this Agreement.

          8.4 Effect of Section 8.2 Termination. In the event of the termination of this Agreement pursuant to Section 8.2 hereof, this Agreement shall thereafter become void and have no effect, except that (i) nothing herein shall relieve any party from liability from any breach of its obligations under this Agreement which occurs prior to the termination of this Agreement and (ii) no such termination shall obligate the Seller to return all or any portion of the Purchase Price or the Purchaser to return the Trust Certificate.

ARTICLE 9

MISCELLANEOUS

          9.1 Survival. The representations and warranties made by the parties in this Agreement shall expire with, and be terminated and extinguished on the fifth anniversary of the Closing Date, and thereafter neither the Seller nor the Purchaser, nor any officer, director or principal thereof, shall have any liability whatsoever with respect to any such representation or warranty.

          9.2 Notices. All notices, requests, instructions or documents hereunder shall be in writing and delivered personally or by Federal Express, or sent by United States registered or certified mail, postage prepaid as follows:

               (i)  if to the Seller:

                    Bernhard G. Gershuny
                    2519 N.W. 10th Street
                    Delray Beach, Florida  33445

                    with a copy to:

                    Severin Beliveau, Esq.
                    Michael Sheehan, Esq.
                    Preti, Flaherty, Beliveau & Pachios
                    443 Congress Street
                    P.O. Box 11410
                    Portland, Maine  04104

               (ii) if to the Purchaser:

                    Ballantrae Partners, L.L.C.
                    75 West End Avenue, Suite R-12E
                    New York, New York  10023

                    with a copy to:

                    Lawrence T. Yanowitch, Esq.
                    Tucker, Flyer & Lewis
                    1615 L Street, N.W.
                    Suite 400
                    Washington, D.C.  20036

                    Michael E. High, Esq.
                    Drummond, Woodsum & Macmahon
                    245 Commercial Street
                    P.O. Box 9781
                    Portland, Maine  04104

             (iii)  If to the Trustee:

                    Stephen F. Dubord, Esq.
                    44 Elm Street
                    P.O. Box 708
                    Waterville, Maine  04901

or such other address as any party may designate by written notice to the other parties.

          9.3 Entire Agreement. This Agreement and the Exhibits and Schedules hereto contain the entire agreement between the parties hereto with respect to the transaction contemplated here-in, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced. This Agreement supersedes all prior understandings, negotiations and agreements relating to the transactions contemplated herein.

          9.4 Successors and Assigns. The terms, covenants and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party, except that the Seller's consent shall not be required for the Purchaser to assign its rights and obligations under this Agreement to a subsidiary or affiliated entity if the Purchaser guarantees performance of such subsidiary's or affiliate's obligations under this Agreement.

          9.5  Expenses.  Except as otherwise provided under
Article 1 hereof or the Trust Agreement, each of the Seller, the Trustee and the Purchaser shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

          9.6 Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be void and of no effect, the provisions of this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision, and this Agreement as so amended or modified shall not be rendered unenforceable or impaired but shall remain in force to the fullest extent possible in keeping with the intention of the parties hereto.

          9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, without regard to its provisions relating to choice of laws or conflicts of laws.

          9.8 Headings. The headings in this Agreement are included herein for convenience of reference only, and shall not constitute a part of this Agreement for any other purpose. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the context shall require.

          9.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          9.10 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

          9.11 Specific Performance. The Purchaser and the Seller agree that the Shares are unique and special, that monetary damages would not adequately compensate the Purchaser as a result of the Seller's breach of any of the terms and conditions of this Agreement and that the Purchaser would be irreparably harmed by the Seller's failure to consummate the sale of the Trust Certificate or the Trust Shares. Accordingly, the parties agree that the Purchaser may enforce its rights under this Agreement in a court of equity through the remedy of specific performance and such other injunctive relief as may be granted in connection therewith.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


                              BERNHARD G. GERSHUNY

                              /s/ Bernhard G. Gershuny



                              BALLANTRAE PARTNERS, L.L.C.

                              /s/ Murry N. Gunty
                              Name:  Murry N. Gunty
                              Title:  Managing Director



                              TRUSTEE

                              /s/ Stephen F. Dubord
                              Stephen F. Dubord


Exhibit A

                    FORM OF ESCROW AGREEMENT


     Bernhard D. Gershuny ("Seller"), and Ballantrae Partners, L.L.C., a Delaware Limited Liability Company ("Purchaser"), in order to designate Franklin National Bank of Washington, D.C. (the "Escrow Agent") as the escrow agent of the Purchaser and Seller for the purposes and upon the terms and conditions herein set forth, do hereby represent and warrant to, and agree with each other and the Escrow Agent, as follows:

     1. Appointment. The Escrow Agent is hereby appointed escrow agent for the Purchaser and the Seller with respect to the "Escrow Fund" as that term is herein defined.

     2. The Escrow Fund. Concurrently with the execution and delivery hereof, the Purchaser and the Seller have delivered to the Escrow Agent in accordance with the terms hereof, the amount of Five Hundred Thousand Dollars ($500,000) (the "Escrow Fund") and direct that it be held and disposed of by the Escrow Agent as herein provided. Any interest on the Escrow Fund shall be paid by the Escrow Agent to the Purchaser on a monthly basis.

     3.   Escrow Agent's Duties and Authority to Act.

     (a) The Escrow Agent is hereby authorized and directed to deliver the Escrow Fund, or any portion thereof, only at such times in such amounts and upon such terms and conditions as directed in writing by Purchaser in accordance with the Purchase Agreement dated as of May 14, 1996 by and among Purchaser, Seller and Stephen F. Dubord, as Trustee.

     (b) The Escrow Agent is authorized and directed by the Purchaser to withhold from the Escrow Fund, prior to distribution of said funds and prior to termination of this Escrow Agreement, its unpaid charges for services hereunder and additional reasonable amounts sufficient to compensate it for additional services imposed upon it as a result of additional responsibilities in connection with or arising on account of this Escrow Agreement or as a result of litigation or threatened litigation and to reimburse it for reasonable attorney's fees, disbursements, expenses, costs and damages, if any, suffered or incurred hereunder.

     4. Standards of Care. The Purchaser and the Seller agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and immunities of the Escrow Agent:

          (a) The Escrow Agent is not a party to, and is not bound by, or charged with notice of, any agreement out of which this escrow may arise.

          (b) The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution thereof, or for the identity or authority of any person executing or depositing it.

          (c) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

          (d) The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

          (e) The Escrow Agent shall not be liable for anything it may do or refrain from doing in connection with this Escrow Agreement unless caused by its own gross negligence, willful misconduct or omission.

     5. Investments. Escrow Agent shall hold the Escrow Fund separate and apart from any other funds or accounts maintained by Escrow Agent in one or more accounts maintained in a Federally-insured depository institution in accordance with the written instructions of Seller or its designee or designees. Escrow Agent shall not be liable for failure to invest the Escrow Fund, or any part thereof, absent sufficient written direction.

     6. Scope of Undertaking. Escrow Agent's duties and responsibilities shall be purely ministerial and shall be limited to those expressly set forth in this Escrow Agreement. Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Escrow Agreement and shall have no duty to inquire beyond the terms and provisions hereof. Escrow Agent shall have no responsibility or obligation of any kind in connection with this Escrow Agreement or the Escrow Fund, and shall not be required to deliver the same or any part thereof or take any action with respect to any matters that might arise in connection therewith, other than as expressly herein provided. Escrow Agent shall not be required to exercise any discretion hereunder. Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake or law or fact, or for anything it may do or refrain from doing in connection herewith, except for its own willful misconduct or gross negligence. It is the intention of the parties hereto that Escrow Agent shall never be required to use, advance or risk its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

     7. Termination. This Escrow Agreement shall terminate without further action of any party when all of the terms hereof have been fully performed, whereupon Escrow Agent's obligations hereunder shall terminate.

     8. Fee. For normal services hereunder, Seller shall pay to the Escrow Agent a fee of Five Hundred Dollars ($500) for each one-year period during the term of this Escrow Agreement plus reasonable out-of-pocket expenses incurred by the Escrow Agent in the performance of its services hereunder. For services in addition to normal services, Seller shall pay to the Escrow Agent a reasonable fee based upon the time spent by the Escrow Agent's officers, employees or agents in performing such additional services plus reasonable out-of-pocket expenses.

     9. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the District of Columbia (exclusive of the conflict of law provisions thereof) and any action arising out of this Escrow Agreement shall be maintained in any court of competent jurisdiction in the District of Columbia. Purchaser, Seller and the Escrow Agent each hereby submit themselves to the jurisdiction of any court of competent jurisdiction of the District of Columbia for the purpose of resolving any disputes hereunder.

     10. Notice. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

If to Purchaser:

     Ballantrae Partners, L.L.C.
     75 West End Avenue
     Suite R-12E
     New York, New York  10023

     with copy to:

     Lawrence T. Yanowitch, Esq.
     Tucker, Flyer & Lewis
     1615 L Street, N.W.
     Suite 400
     Washington, D.C.  20036


     and

     Michael E. High, Esq.
     Drummond Woodsum & MacMahon
     245 Commercial Street
     P.O. Box 9781
     Portland, Maine  04104

If to Seller:

     Bernhard G. Gershuny
     2519 N.W. 10th Street
     Delray Beach, Florida

     with copy to:

     Severin Beliveau, Esq.
     Michael Sheehan, Esq.
     Preti, Flaherty, Beliveau & Pachios
     443 Congress Street
     P.O. Box 11410
     Portland, Maine  04104

If to the Escrow Agent:

     Franklin National Bank
     1722 I Street, N.W.
     Washington, D.C.  20006
     Attn:  Susan Schumacher

(or to such other address as may be stated in written notice furnished by any party to the other party), and shall be deemed to have been delivered as of the date so personally delivered or mailed.

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed this 14th day of May, 1996.

                              Purchaser:

                              By:

                              Print Name:

                              Title:

                              Seller:

                              By:

                              Print Name:

                              Title:

     The Escrow Agent hereby acknowledges receipt of the Escrow
Fund and accepts the same subject to the terms and conditions of this Escrow Agreement on this __ day of May, 1996.

                              ESCROW AGENT:

                              BY:

                              Print Name:  Susan Schumacher

                              Title:


                          SCHEDULE 2.3


1.   The Official Committee of Unsecured Creditors of American
     Motor Club, Inc. v. Bernhard Gershuny, et al., Dkt. No. 92
     CV 2524, United States Bankruptcy Court for the Eastern
     District of New York

2.   United States v. David Gershuny, 95-CR1053 (SDNY).


                          SCHEDULE 2.4


1. Any approval required by Bureau of Insurance of the State of Maine for the transfer of the Trust Certificate or the Trust
     Shares

2. Any approval required by New York State Insurance Department for the transfer of the Trust Certificate or the Trust
     Shares

3.   Approval of United States Bankruptcy Court for the Eastern
     District of New York for the transfer of the Trust
     Certificate or the Trust Shares


                          SCHEDULE 2.6


     None